International Tower Hill Mines Ltd.

(An Exploration Stage Company)

Interim Consolidated Financial Statements

(Unaudited – Prepared by Management)

(Expressed in Canadian dollars)

February 29, 2008

NOTICE OF NO AUDITOR REVIEW OF

INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3(a)), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

For further information, please contact:

Michael W. Kinley, Chief Financial Officer

Tel:

(604) 683-6332

Fax:

(604) 408-7499

#

Interim Consolidated Financial Statements

(Unaudited –Prepared by Management)

(Expressed in Canadian dollars)

February 29, 2008

Interim Consolidated Balance Sheets

Interim Consolidated Statements of Operations and Deficit

Interim Consolidated Statements of Cash Flows

Notes to the Interim Consolidated Financial Statements

Interim Consolidated Balance Sheets
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)

		May 31,
	February 29,	2007
	2008	(audited)
ASSETS
Current
Cash and cash equivalents	$ 13,350,736	$ 21,908,273
Accounts receivable	15,521	113,870
Prepaid expenses	114,263	97,104

	13,480,520	22,119,247

Term deposit (note 5a)	2,500	2,500

Equipment (note 4)	104,160	115,920

Mineral properties (note 5)	20,921,988	13,387,113

	$ 34,509,168	$ 35,624,780

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 329,184	$ 955,363

SHARE CAPITAL AND DEFICIT
Share capital (note 6)	40,568,066	39,351,328
Contributed surplus (note 6)	6,993,652	6,652,640
Deficit	(13,381,734)	(11,334,551)

	34,179,984	34,669,417

	$ 34,509,168	$ 35,624,780

Commitments (note 5)

Subsequent event (note 12)

Approved by the Directors:

“Anton Drescher” (signed)

Director

Anton Drescher

“Henk Van Alphen” (signed)

Director

Henk Van Alphen

Interim Consolidated Statements of Operations and Deficit
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)

	Three months ended		Nine months ended
	February 29	February 28	February 29	February 28
	2008	2007	2008	2007

Expenses
Amortization	$ 10,424	$ 10,936	$ 30,902	$ 24,505
Consulting fees (note 8)	192,641	2,217,752	243,594	2,250,602
Donations	509	12,756	3,154	24,420
Insurance	16,582	7,900	42,945	10,500
Investor relations	199,912	577,063	488,127	641,831
Office and miscellaneous	73,918	102,544	158,590	204,525
Professional fees (note 8)	41,429	33,776	128,249	105,602
Property investigations	114	(8,726)	104,644	187,552
Rent	19,505	22,341	60,256	46,447
Regulatory	9,952	16,226	68,250	30,226
Travel and promotion	44,185	61,081	164,426	116,575
Wages	572,236	1,639,602	889,167	1,812,465
	1,181,407	(4,693,251)	2,382,304	(5,455,250)

Other items
Gain(loss) on foreign exchange	(40,951)	29,120	(160,058)	3,818
Interest income	152,319	63,898	495,179	159,367
Write off of resource property	-	(126,957)	-	(1,157,272)
	111,368	(33,939)	335,121	(994,087)

Loss and comprehensive loss for the period	1,070,039	4,727,190	2,047,183	6,449,337

Deficit, beginning of period	12,311,695	4,390,677	11,334,551	2,668,530

Deficit, end of period	$ 13,381,734	$ 9,117,867	$13,381,734	$ 9,117,867

Basic and fully diluted loss per share	$ (0.03)	$ (0.16)	$ (0.05)	$ (0.26)

Weighted average number of shares outstanding	39,718,560	30,248,525	38,944,378	25,326,352

Interim Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)
(Unaudited – prepared by Management)

	Three months ended		Nine months ended
	February 29	February 28	February 29	February 28
	2008	2007	2008	2007

Operating Activities
Loss for the period	$ (1,070,039)	$ (4,727,190)	$ (2,047,183)	$ (6,449,337)
Add items not affecting cash
Amortization	10,424	10,936	30,902	24,505
Stock based compensation	232,919	4,250,261	351,037	4,250,261
Write off of resource property	-	126,957	-	1,157,272
Changes in non-cash items:
Accounts receivable	(6,500)	(49,341)	98,349	(58,095)
Accounts payable and accrued liabilities	(80,514)	(329,443)	(96,817)	21,608
Prepaid expenses	227,949	(16,170)	(17,159)	(79,983)
Cash Used in Operating Activities	(685,761)	(733,990)	(1,680,871)	(1,133,769)

Financing Activities
Issuance of capital stock	320,075	658,507	1,198,526	12,150,854
Share issuance costs (recovered)	-	-	8,189	(145,620)
Cash Provided by Financing Activities	320,075	658,507	1,206,715	12,005,234

Investing Activities
Expenditures on mineral properties	(1,491,498)	(562,922)	(8,064,237)	(3,748,071)
Expenditures on equipment	(9,558)	(15,527)	(19,144)	(146,066)
Cash Used in Investing Activities	(1,501,056)	(578,449)	(8,083,381)	(3,894,137)

Increase (decrease) in cash and cash equivalents	(1,866,742)	(653,932)	(8,557,537)	6,977,328

Cash and cash equivalents, beginning of period	15,217,478	7,637,955	21,908,273	6,695

Cash and cash equivalents, end of period	$ 13,350,736	$ 6,984,023	$ 13,350,736	$ 6,984,023

Supplemental cash flow information
Interest paid	$ -	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -	$ -

Non-cash transactions
Shares issued to acquire mineral properties	$ -	$ -	$ -	$ 7,496,619
Shares issued as agent commission	$ -	$ -	$ -	$ 436,404
Accounts payable included in mineral property expenditures	$ 288,613	$ 60,009	$ 288,613	$ 60,009

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

Nine month period ended February 29, 2008 and February 28, 2007

1.

NATURE OF OPERATIONS

The Company is in the business of acquiring, exploring and evaluating mineral properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.  At February 29, 2008, the Company was in the exploration stage and had interests in properties in Alaska and Nevada, U.S.A.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presume the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future.  The Company’s ability to continue as a going concern is dependent upon achieving profitable operations and/ or obtaining additional financing.  While the Company is expending its best efforts in this regard, the outcome of these matters can not be predicted at this time.  These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

The recoverability of amounts shown as mineral properties and deferred exploration costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete their development and future profitable production or disposition thereof.

2.

SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies used by management in the preparation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles.

a)

Basis of consolidation

These consolidated financial statements include the accounts of International Tower Hill Mines Ltd. and its wholly owned subsidiaries Talon Gold Alaska, Inc. (an Alaska corporation), Talon Gold (US) LLC (a Colorado limited liability company), Talon Gold Nevada Inc. (a Nevada corporation) and 813034 Alberta Ltd. (an Alberta corporation).

b)

Cash equivalents

The Company considers cash equivalents to consist of highly liquid investments that are cashable on demand, and which are subject to insignificant credit and interest rate risk.

At February 29, 2008 the Company held Guaranteed Investment Certificates of $nil (May 31, 2007 - $2,002,500). The Company also held $10,199,000 of First Bank bankers’ acceptances due April 24, 2008 and $2,170,000 of Royal Bank of Canada bankers’ acceptance due March 10, 2008 bearing interest at 3.453% and 3.857% per annum respectively.

c)

Foreign currency translation

Monetary assets and liabilities are translated at year-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction.  Revenue and expense items, except for amortization, are translated at the average rate of exchange for the year.  Amortization is converted using rates prevailing at dates of acquisition.  Gains and losses from foreign currency translation are included in the consolidated statements of operations.

d)

Equipment

Equipment is stated at cost, net of accumulated amortization. Amortization is recorded over the estimated useful life of the assets at the following annual rates:

Computer equipment

-

30% declining balance

Furniture and equipment

-

20% declining balance

Computer software

-

3 years straight line

e)

Mineral properties

Mineral properties consist of mining claims, leases and options.  Acquisition options, leasehold and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment.  If the property is put into production, the costs of acquisition and exploration will be written-off over the life of the property, based on estimated economic reserves.  Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period.  If a property is abandoned, the property and deferred exploration costs will be written-off to operations in the period of abandonment.

Recorded costs of mineral properties and deferred exploration and development expenditures are not intended to reflect present or future values of mineral properties.

Deferred costs related to mineral property interests are periodically reviewed for impairment.  A review for potential impairment is subject to potentially material measurement uncertainty.  If a review indicates that a mineral property interest has been impaired the related deferred costs are written down or written off.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, based on industry norms for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements and inadvertent non-compliance with regulatory requirements.

f)

Asset retirement obligation

The Company has adopted the CICA Handbook Section 3110 “asset retirement obligations” which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs.  The standards apply to legal obligations associated with the retirement of long-lived tangible assets that arise from the acquisition, construction, development or normal operation of such assets.  The standards require that a liability for an asset retirement obligation be recognized in the period in which it is incurred and when a reasonable estimate of the fair value of the liability can be made.  Furthermore, a corresponding asset retirement cost is recognized by increasing the carrying amount of the related long-lived asset.  The asset retirement cost is subsequently allocated in a rational and systematic method over the underlying asset’s useful life.  The initial fair value of the liability is accreted, by charges to operations, to its estimated future value.

g)

Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the period. The weighted average number of shares outstanding during the period was 38,944,378 (February 28, 2007 – 25,326,352).  Diluted loss per share has not been presented separately as the outstanding options and warrants are anti-dilutive for each of the years presented.

The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

h)

Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

i)

Income tax

Income taxes are accounted for using the future income tax method.  Under this method income taxes are recognized for the estimated income taxes payable for the current year and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and for the benefit of losses available to be carried forward for tax purposes that are more likely than not to be realized.  Future income taxes assets and liabilities are measured using tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.

j)

Stock based compensation

The Company has adopted the recommendations of the Canadian Institute of Chartered Accountants with respect to the recognition, measurement, and disclosure of stock-based compensation and other stock based payments.  Under this policy the Company has elected to value stock-based compensation granted at the fair value as determined using the Black-Scholes option valuation model.  Compensation is recognized in the statement of operations over the vesting period.

k)

Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities.

l)

Measurement uncertainty

The future recovery of the recorded cost of the properties, and the provision for a future asset retirement obligation, are based on estimates.  By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future periods could be significant.

m)

Future accounting changes

i)

Capital Disclosures

In February 2007, the Canadian Institute of Chartered Accountants’ (“CICA”) issued Handbook Section 1535, “Capital Disclosures”, which requires the disclosure of both qualitative and quantitative information that provides users of financial statements with information to evaluate the entity’s objectives, policies and procedures for managing capital. The new section is effective for years beginning on or after October 1, 2007. The Company is in the process of assessing the impact of this new section on its consolidated financial statements.

ii)

Financial Instruments

In February 2007, the CICA issued two new standards, Section 3862, “Financial Instruments Disclosures”, and Section 3863, “Financial Instruments Presentation”. Theses sections will replace the existing Section 3861 “Financial Instruments Disclosure and Presentation”. Section 3862 provides users with information to evaluate the significance of the financial instruments of the entity’s financial position and performances, nature and extent of risks arising from financial instruments, and how the entity manages those risks.  Within Section 3863 the classification of financial instruments, related interest, dividends, losses and gains, and the circumstances in which financial assets and financial liabilities are offset.  The new sections are effective for years beginning on or after October 1, 2007. The Company is in the process of assessing the impact of these new sections on its consolidated financial statements.

iii)  Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064 “Goodwill and Intangible Assets”, replacing Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”. These sections establish standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises. Standards concerning goodwill are unchanged from the standards included in the previous Section 3062. The new sections are effective for years beginning on or after October 1, 2008. The Company is in the process of assessing the impact of these new sections on its consolidated financial statements.

iv)  International Financial Reporting Standards ("IFRS")

In 2006, the Canadian Accounting Standards Board ("AcSB") published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies. The AcSB strategic plan outlines the convergence of Canadian generally accepted accounting principles (“GAAP”) with IFRS over an expected five year transitional period.  In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada's own GAAP. The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011. The transition date of January 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the years ended December 31, 2010 and earlier where applicable. While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

3.

CHANGE IN ACCOUNTING POLICY

Effective June 1, 2007, the Company adopted the following new accounting standards issued by the Canadian Institute of Chartered Accountants (“CICA”) relating to financial instruments.  These new standards have been adopted on a prospective basis with no restatement to prior period financial statements.

i)

Financial Instruments – Recognition and Measurement (Section 3855)

This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006.  This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost.  Changes in fair value are to be recognized in the statements of operations and comprehensive income.

All financial assets and liabilities are recognized when the entity becomes a party to the contract creating the item.  As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect.  Any changes to the fair values of assets and liabilities prior to June 1, 2007 are recognized by adjusting opening deficit or opening accumulated other comprehensive income.

All financial instruments are classified into one of the following five categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities.  Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification.

ii)

Comprehensive Income (Section 1530)

Comprehensive income is the change in shareholders’ equity during a period from transactions and other events from non-owner sources.  This standard requires certain gains and losses that would otherwise be recorded as part of the net earnings to be presented in other “comprehensive income” until it is considered appropriate to recognize into net earnings.  This standard requires the presentation of comprehensive income, and its components in a separate financial statement that is displayed with the same prominence as the other financial statements.

The Company believes there is no material difference between comprehensive income (loss) and its net loss for the period as reported.

4.

EQUIPMENT

	February 29, 2008			May 31, 2007
	Cost	Accumulated Amortization	Net Book Value	Net Book Value
Furniture and equipment	$ 6,625	$ 1,063	$ 5,563	$ 3,903
Computer equipment	72,613	18,617	53,996	47,395
Computer software	89,476	44,874	44,601	64,622

	$ 168,714	$ 64,554	$ 104,160	$ 115,920

5.

MINERAL PROPERTIES

Accumulated costs in respect of mineral tenures and mineral rights owned, leased or under option, consist of the following:

					Properties Acquired From Anglo	Nevada Properties		Optioned Properties
	Siwash		West
	Silver leases	BMP	Tanana	South Estelle		Painted Hills	North Bullfrog	LMS	Terra
	(note 5(a))	(note 5(b))	(note 5(c))	(note 5(d))		(note 5(g))	(note 5(g))	(note 5(f))	(note 5(f))	Total CDN$
Balance May 31, 2005	$ 1,026,512	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 1,026,512
Acquisition costs:	3,230	-	-	-	-	-	-	-	-	3,230
Cash payments:	574	-	-	-	-	-	-	-	-	574
Balance May 31, 2006	1,030,316	-	-	-	-	-	-	-	-	1,030,316
Acquisition costs:
Cash payments	-	-	67,499	-	99,115	22,738	22,738	-	-	212,089
Common shares issued	-	-	-	-	7,496,619	-	-	-	-	7,496,619
Deferred exploration costs:
Contract services	-	39,377	100,323	1,336	723,299	24,269	48,220	510,073	639,904	2,086,802
Assay	-	682	21,945	-	160,348	475	718	78,739	39,839	302,746
Drilling	-	-	-	-	651,287	7,897	666,469	488,801	169,315	1,983,769
Field costs	-	-	109,949	-	124,601	-	90,586	192,481	187,164	704,781
Equipment rental	-	-	1,819	-	130,208	-	9,682	103,305	31,238	276,253
Land maintenance & tenure	-	-	77,990	-	372,939	-	34,447	11,645	75,869	572,891
Transportation	-	-	18,462	-	19,050	-	4,899	83,538	529	126,477
Travel	-	-	8,849	-	23,717	400	16,459	13,543	4,901	67,869
	-	40,059	339,338	1,336	2,205,450	33,040	871,480	1,482,126	1,148,759	6,121,587
Total expenditures for the period	-	40,059	406,837	1,336	9,801,184	55,778	894,217	1,482,126	1,148,759	13,830,296
Write-offs	(1,030,315)	-	-	-	(443,183)	-	-	-	-	(1,473,498)
Balance May 31, 2007	1	40,059	406,837	1,336	9,358,000	55,778	894,217	1,482,126	1,148,759	13,387,113
Acquisition costs:
Cash payments	-	-	-	93,610	-	19,685	-	-	-	113,295
Common shares issued	-	-	-	-	-	-	-	-	-	-
Deferred exploration costs:
Contract services	-	67,314	228,771	37,858	698,932	106,119	88,905	130,410	687,600	2,045,909
Assay	-	10,183	45,938	12,439	271,998	62,424	48,390	42,841	96,413	590,626
Drilling	-	-	214,752	-	1,310,969	509,237	143,625		608,092	2,786,675
Field costs	-	5,212	27,535	2,479	190,826	42,735	65,498	22,852	304,535	661,672
Equipment rental	-	3,199	43,273	2,932	147,972	8,335	17,761	54,681	74,802	352,955
Land maintenance & tenure	-	10,989	61,050	-	310,122	58,524	67,708	9,811	25,520	543,724
Transportation	-	-	21,605	-	55,670	9,232	10,052	29,932	191,927	318,418
Travel	-	1,502	2,563	-	74,025	24,319	12,600	244	6,348	121,601
	-	98,399	645,487	55,708	3,060,514	820,925	454,539	290,771	1,995,237	7,421,580
Total expenditures for the period	-	98,399	645,487	149,318	3,060,514	840,610	454,539	290,771	1,995,237	7,534,875
Write-offs	-	-	-	-	-	-	-	-	-	-
Balance February 29, 2008	$ 1	$ 138,458	$ 1,052,324	$ 150,654	$12,418,514	$ 896,388	$ 1,348,756	$1,772,897	$ 3,143,996	$20,921,988

	Properties Acquired From Anglo
		West	Coffee
	Livengood	Pogo	Dome	Gilles	Cariboo	Chinsa	Blackshell
	(note 5(e))	(note 5(e))	(note 5(e))	(note 5(e))	(note 5(e))	(note 5(e))	(note 5(e))	sub-total
Balance May 31, 2005	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition costs:	-	-	-	-	-	-	-	-
Cash payments:	-	-	-	-	-	-	-	-
Balance May 31, 2006	-	-	-	-	-	-	-	-
Acquisition costs:
Cash payments	67,052	5,243	8,940	5,214	1,491	7,450	3,725	99,115
Common shares issued	5071,499	396,519	676,200	394,450	112,698	563,502	281,751	7,496,619
	5,138,551	401,762	685,140	399,664	114,189	570,952	285,476	7,595,734
Deferred exploration costs:
Contract services	325,036	23,295	24,708	23,502	-	303,624	23,133	723,299
Assay	125,095	6,699	12,665	2,896	-	9,959	3,034	160,348
Drilling	651,287	-	-	-	-	-	-	651,287
Field costs	115,504	125	6,461	90	-	1,299	1,122	124,601
Equipment rental	125,003	-	-	-	-	5,206	-	130,208
Land maintenance & tenure	255,469	237	55,633	13,976	12,761	32,671	2,191	372,939
Transportation	19,012	-	-	-	-	37	-	19,050
Travel	22,334	-	-	-	-	107	1,276	23,717
	1,638,741	30,356	99,467	40,463	12,761	352,903	30,757	2,205,450
Total expenditures for the period	6,777,292	432,119	784,607	440,127	126,950	923,855	316,233	9,801,184
Write-offs					(126,950)		(316,233)	(443,183)
Balance May 31, 2007	6,777,292	432,119	784,607	440,127	-	923,855	-	9,358,000

Acquisition costs:
Cash payments	-	-	-	-	-	-	-	-
Common shares issued	-	-	-	-	-	-	-	-
Deferred exploration costs:					-
Contract services	374,228	152	60,357	35	-	264,160	-	698,932
Assay	213,126	-	13,318	-	-	45,554	-	271,998
Drilling	1,310,969	-	-	-	-	-	-	1,310,969
Field costs	149,819	-	7,779	-	-	33,228	-	190,826
Equipment rental	137,446	-	3,256	-	-	7,270	-	147,972
Land maintenance & tenure	146,903	9,374	77,663	8,912	-	67,270	-	310,122
Transportation	27,898	-	10,998	-	-	16,774	-	55,670
Travel	23,784	-	7,743	-	-	42,498	-	74,025

Total expenditures for the period	2,384,173	9,526	181,114	8,947	-	476,754	-	3,060,514
Write-offs	-	-	-	-	-	-	-	-
Balance February 29, 2008	$ 9,161,465	$ 441,645	$ 965,721	$ 449,074	$ -	$ 1,400,609	$ -	$ 12,418,514

(a)

Siwash Silver Claims, B.C.

On September 22, 2006, the Company entered into a letter agreement with Ravencrest whereby Ravencrest will acquire all of the Company’s interest in ninety-seven mineral claims and one lot in exchange for the Company retaining a 5% net smelter returns royalty and Ravencrest’s assumption of all liabilities and risks concerning the property.  The original mining venture agreement dated March 31, 2005 between the Company and Ravencrest was also terminated.  Accordingly, the Company wrote down the Siwash Silver Claims to a nominal value of $1, recognizing a charge to operations of $1,030,315 during the year ended May 31, 2007.

The Company has pledged a $2,500 term deposit as reclamation security for work on Siwash property as required by the Province of British Columbia.  Upon Ravencrest posting equivalent security, the term deposit will be released to the Company.

(b)

BMP Project, Alaska

In September, 2006, the Company staked a total of 108 Alaska state mining claims at a new location in the Bethel Recording District.  The claims cover a base metal target developed from the Company’s exploration program conducted in 2006 (see note 12).

(c)

West Tanana Project, Alaska

On August 14, 2006, the Company acquired an interest in the West Tanana Project from Doyon Limited (“Doyon”), an Alaska Native Regional Corporation, by way of a mining exploration agreement with the option to lease.  The agreement with Doyon is a two stage Exploration Option/Mining Lease, whereby the Company has the option to enter into one or more mining leases over some or all of the Doyon conveyed lands (25,920 acres) and up to three leases totalling 8,000 acres over the Doyon selected lands (25,872 acres) subject to the exploration option agreement.

In order to maintain the option to lease in good standing, the Company is required to pay Doyon USD$350,000 over six years (five years plus one year extension, USD$50,000 first year), make annual scholarship donations of USD$10,000 per year, and incur exploration expenditures totalling USD$2,625,000, subject to reduction to USD$2,125,000 if the lands subject to the option are reduced by 50% or more (USD$75,000 commitment for the first year). If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment.

At any time during the option period, the Company may enter into a mining lease with Doyon with respect to any one or more area(s) of the lands in respect of which it has expended at least USD$600,000, carried out at least 10,000 feet of core drilling, and submitted a pre-feasibility study. Each mining lease will have a term of 15 years and for so long thereafter as commercial production continues and requires advance minimum royalty payments of USD$250,000 per year during the first five years of the term.  The Company is also required to incur minimum mandatory exploration expenditures equal to the greater of USD$25/acre or USD$250,000 for each of the first five years

And US$50/arce or US$500,000 in the sixth and each succeeding year.  If, on or before the 5th year of the term, the Company has not produced a feasibility study and made a production decision, the annual advance minimum royalty payments increase to USD$500,000.  Advance royalty payments are credited against 50% of production royalties.

Upon commencement of commercial production, the Company is required to pay a production royalty on precious metals, calculated as the greater of 2% of net smelter returns pre-payout and 4% of net smelter returns post-payout or 10% of net profits pre-payout and 20% of net profits post payout, and on base metals, calculated as the greater of 1% of net smelter returns pre-payout and 3% of net smelter return post-payout or 10% of net profits pre-payout and 20% of net profits post payout.  Payout occurs when the Company has recouped cumulative gross revenues from production equal to its cumulative expenditures since the effective date of the lease.  Upon the Company having made a production decision with respect to any leased area, Doyon will also have the right to acquire a minimum of 5%, and a maximum of 10%, participating interest in the Company’s interest in that leased area by contributing an amount equal to 2.25 times Doyon’s elected percentage of the Company’s cumulative project expenditures to the joint venture to be formed upon Doyon’s election to participate.  Such contribution will be applied to fund 100% of joint venture expenditures until exhausted following which each party will be required to contribute its pro rata share of further expenditures.

(d)

South Estelle Project, Alaska

On June 15, 2007, the Company signed a binding letter of intent with Hidefield Gold Plc. of London England. (AIM: HIF) and its partner, Mines Trust Ltd. (a private Alaskan company) pursuant to which ITH can earn up to a 80% interest in the South Estelle project located in southwest Alaska. The project consists of 168 State of Alaska unpatented lode mining claims.

Under the ITH/Hidefield/Mines Trust LOI ITH can earn up to an aggregate 80% interest in the project as follows:

•

ITH can earn an initial 51% interest by making payments of USD$42,000 upon TSX Venture Exchange (“TSXV”) acceptance of the transaction (paid) and an additional USD$50,000 on or before January 8, 2008 (paid), and incurring aggregate exploration expenditures of USD$2,000,000 prior to December 31, 2009 (USD$75,000 on or before December 31, 2007, which ITH has committed to incur);

•   ITH can earn an additional 19% interest (aggregate of 70%) by incurring an additional USD$3,000,000 in exploration expenditures before December 31, 2011; and,

•

ITH can earn an additional 10% interest (aggregate of 80%) by funding all expenditures required to prepare and deliver a positive bankable feasibility study. There is no time limit for the delivery of such feasibility study.

At any time after ITH earns its initial 51% interest, Hidefield/Mines Trust can convert their interest into a 1.5% net smelter return royalty. Following ITH having earned its interest, if Hidefield/Mines Trust do not elect to convert to an NSR, the parties will enter into a joint venture, in which each will be responsible for its pro rata share of further expenditures. If the interest of either ITH or Hidefield/Mines Trust in such joint venture is reduced to 10% or less, such interest will be converted to a 1.5% NSR royalty.

The agreement with Hidefield/Mines Trust is subject to the acceptance for filing thereof by the TSXV on behalf of ITH (received July 4, 2007).

(e)

Properties acquired from AngloGold, Alaska

Pursuant to an Asset Purchase and Sale and Indemnity Agreement dated June 30, 2006, as amended on July 26, 2007, (the “AngloGold Agreement”) among the Company, AngloGold Ashanti (U.S.A.) Exploration Inc. (“AngloGold”) and Talon Gold Alaska, Inc. (the Company’s wholly owned Alaskan subsidiary), the Company acquired all of AngloGold’s interest in a portfolio of seven mineral exploration projects in Alaska (then aggregating 246 square kilometres) and referred to as the Livengood, Chisna, Gilles, Coffee Dome, West Pogo, Blackshell, and Caribou properties (the “Sale Properties”) in consideration of cash payment USD$50,000 on Aug 4, 2006, and the issuance of 5,997,295 common shares, representing approximately 19.99% of the Company’s issued shares following the closing of the acquisition and two private placement financings raising an aggregate of $11,479,348.  AngloGold has the right to maintain its percentage equity interest in the Company, on an ongoing basis, provided that such right will terminate if AngloGold’s interest falls below 10% at any time after January 1, 2009.

As further consideration for the transfer of the Sale Properties, the Company granted to AngloGold a 90 day right of first offer with respect to the Sale Properties and any additional mineral properties in Alaska in which the Company acquires an interest and which interest the Company proposes to farm out or otherwise dispose of.  If AngloGold’s equity interest in the Company is reduced to less than 10%, then this right of first offer will terminate.  Details of the Sale Properties are as follows:

(i)

Livengood Property

The Livengood property is located in the Tintina gold belt approximately 110 kilometres north of Fairbanks, Alaska.  The property consists of approximately 3,621 acres of mineral rights leased from the State of Alaska, 169 State of Alaska mining claims leased from two individuals, 20 federal unpatented lode mining claims leased from two individuals, three federal patented lode mining claims leased from a group of individuals and two unpatented federal lode mining and four federal unpatented placer mining claims leased from an individual.

Details of the leases are as follows:

-

the lease of the Alaska State Lands is for an initial term of 3 years, commencing July 1, 2004 (subject to extension for 2 extensions of three years each) and requires work expenditures of USD$10/acre/year in years 1 – 3, USD$20/acre/year in years 4 – 6 and USD$30/acre/year in years 7 – 9 and advance royalty payments of USD$5/acre/year in years 1 - 3, USD$15/acre/year in years 4 – 6 and USD$25/acre/year in years 7 – 9.  An NSR production royalty of between 2.5% and 5.0% (depending upon the price of gold) is payable to the lessor with respect to the lands subject to this lease.  In addition, an NSR production royalty of 1% is payable to the lessor with respect to the unpatented federal mining claims subject to the lease below.

-

the lease of the Alaska State mining claims is for an initial term of ten years, commencing on September 11, 2006, and for so long thereafter as mining related activities are carried out.  The lease requires payments of USD$75,000 on execution (paid), USD$50,000 in each of years 2 – 5 and USD$100,000 in each of years 6 -10 and work expenditures of USD$100,000 in year 1, USD$200,000 in each of years 2 – 5 and USD$300,000 in each of years 6 -10.  An NSR production royalty of between 2% and 5% is payable to the lessors (depending upon the price of gold).  The Company may buy all interest in the property subject to the lease (including the retained royalty) for USD$10,000,000.

-

the lease of the Federal unpatented claims is for an initial term of ten years, commencing on April 21, 2003 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD$5,000 on signing (paid), and advance royalties of USD$20,000 on execution (paid), USD$30,000 on or before April 21, 2004 (paid), USD$40,000 on or before April 21, 2005 (paid), USD$50,000 on or before April 21, 2006 (paid), USD $40,000 on or before April 21, 2007 (paid) and an additional USD$40,000 on or before each subsequent April 21 during the term.  An NSR production royalty of between 2% and 3% (depending on the price of gold) is payable to the lessors.  The Company may purchase 1% of the royalty for USD$1,000,000.

-

the lease of the patented federal claims is for an initial term of ten years, and for so long thereafter as the Company pays the lessors the minimum royalties required under the lease.  The lease requires a bonus payment of USD$10,000 on signing (paid), and minimum royalties of USD$10,000 on or before January 18, 2008 (paid), USD$10,000 on or before January 18, 2009, USD$15,000 on or before January 18, 2010 and an additional USD$20,000 on or before each of January 18, 2011 through January 18, 2016 and an additional USD$25,000 on each subsequent January 18 thereafter during the term (all of which minimum royalties are recoverable from production royalties).  An NSR production royalty of 3% is payable to the lessors.  The Company may purchase all interest of the lessors in the leased property (including the production royalty) for

USD$1,000,000 (less all minimum and production royalties paid to the date of purchase), of which USD$500,000 is payable in cash over 4 years following the closing of the purchase and the balance of USD$500,000 is payable by way of the 3% NSR production royalty.

-

the mining lease of the unpatented federal mining and four federal unpatented placer claims has an initial term of ten years, commencing on March 28, 2007, and for so long thereafter as mining related activities are carried out.  The lease requires payment of advance royalties of USD$3,000 on execution (paid), USD$5,000 on or before March 28, 2009, USD$10,000 on or before March 28, 2010 and an additional USD$ 15,000 on or before each subsequent March 28 thereafter during the initial term (all of which minimum royalties are recoverable from production royalties).  The Company is required to pay the lessor the sum of USD$250,000 upon making a positive production decision.  An NSR production royalty of 2% is payable to the lessor.  The Company may purchase all interest of the lessor in the leased property (including the production royalty) for USD$1,000,000.

(ii)

Coffee Dome Property

The Coffee Dome property is located approximately 15 kilometres northeast of the Fort Knox mine.  The property consists of 59 State of Alaska mining claims owned 100% by the Company, 6 State of Alaska mining claims leased from an individual and certain mineral lands leased from the University of Alaska.

The lease of the Alaska State mining claims is for an initial term of twenty years, commencing on August 11, 2005 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD$10,000 on signing (paid), and advance royalties of USD$15,000 on or before December 31, 2005 (paid), USD$25,000 on or before August 11, 2006 (paid) and an additional USD$50,000 on or before each subsequent August 11 during the term.  A production payment of USD$500,000 is also payable upon the Company making a positive production decision.  An NSR production royalty of between 0.5% and 5% (depending on the price of gold) is payable to the lessor.  The Company may purchase 1% of the royalty for USD$2,000,000.  The lessor also has the right to receive an NSR production royalty on production of gold of between 0.5% and 5% (depending on the price of gold) and a 3% NSR production royalty on production of minerals other than gold, from any lands acquired by the Company within a defined area of interest.  In addition, the lessor is entitled to receive an NSR production royalty on all minerals equal to the greater of 1% and one-half of the difference between 4% and the actual NSR production royalty payable by the Company to a third party with respect to certain defined lands held by such third party upon the Company entering into a mining lease with such third party.

The agreement with the University of Alaska is a two stage Exploration Agreement with Option to Lease.  The Exploration Agreement has an effective date of January 1, 2007 and covers approximately 1,300 hectares of land.  The key terms of the Exploration Agreement (and any resulting mining lease) are as follows:

Exploration Agreement: In order to maintain the option to lease in good standing, the Company is required to pay the University USD$117,500 over five years (USD$15,000 first year (paid)) and incur exploration expenditures totalling USD$400,000 over five years (USD$25,000 commitment for the first year).  If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment of the Company.  The Company is also responsible for all taxes and assessments on the lands subject to the option to lease.

Mining Lease: At any time during the option period, the Company has the right to enter into a mining lease over some or all of the lands subject to the option.  The mining lease will have an initial term of 15 years and for so long thereafter as commercial production continues and requires escalating advance royalty payments of USD$30,000 in year 1 to USD$150,000 in year 9 and beyond.  Advance royalty payments are credited against 50% of production royalties.  The Company is also required to incur escalating minimum mandatory exploration expenditures of USD$125,000 in year 1 to USD$350,000 in year 5 and beyond and to deliver a feasibility study within 10 years of the commencement of the lease.  Upon the commencement of commercial production, the Company is required to pay a sliding scale net smelter return royalty of from 3% (USD$300 and below gold) up to 5% (USD$500 and up gold).  The Company will also pay a sliding scale net smelter return royalty of from 0.5% (USD$450 and below gold) to 1% (USD$450 and above gold) on any federal or Alaska state claims staked by the Company or its affiliates within a 2 mile area of interest surrounding the University land (not including the Company’s existing leased claims).

(iii)

Blackshell Creek Property

The Blackshell Creek property is located approximately 80 kilometres east of Fairbanks, Alaska, and consists of 35 State of Alaska mining claims owned 100% by the Company. As of May 31, 2007 the Company decided to terminate further work on the project and has written off its investment in the property totalling $316,234.

(iv)

West Pogo Property

The West Pogo property is located approximately 50 kilometres north of Delta Junction, Alaska, and consists of 96 State of Alaska mining claims owned 100% by the Company.

 (v)

Chisna Property

The Chisna property is located in the eastern Alaska Range, Alaska, and consists of approximately 29,411 hectares of State of Alaska mining claims owned 100% by the Company.

(vi)

Gilles Property

The Gilles property is located approximately 30 kilometres north of Delta Junction, Alaska, and consists of 86 State of Alaska mining claims owned 100% by the Company.

(vii)

Caribou Property

The Caribou property is located approximately 75 kilometres north of Delta Junction, Alaska, and consists of 1,895 acres of mineral rights leased from the State of Alaska.

The lease of the Alaska State Lands is for an initial term of 3 years, commencing July 1, 2004 (subject to extension for 2 extensions of three years each) and requires work expenditures of USD$10/acre/year in years 1 – 3, USD$20/acre/year in years 4 – 6 and USD$30/acre/year in years 7 – 9 and advance royalty payments of USD$5/acre/year in years 1 - 3, USD$15/acre/year in years 4 – 6 and USD$25/acre/year in years 7 – 9.  An NSR production royalty of between 2.5% and 5.0% (depending upon the price of gold) is payable to the lessor with respect to the lands subject to this lease.During the current year, the Company determined that results to date on the Caribou property did not warrant further work, and the lease was terminated and the property returned to the lessor.  Accordingly, the related mineral property costs of $126,950 were written off.

(f)

Properties optioned from AngloGold, Alaska

In conjunction with the closing of the acquisition of the Sale Properties, the Company entered into an option/joint venture with AngloGold with respect to two additional mineral projects in Alaska, referred to as the LMS and the Terra properties (the “Optioned Properties”).

The Terra Property consists of 194 State of Alaska unpatented lode mining claims held by or on behalf of Anglogold and 5 State of Alaska unpatented lode mining claims leased from an individual.  The lease requires a payment on execution of US$25,000 (paid), and advance minimum royalties of US$25,000 on or before March 22, 2006 (paid), US$ 50,000 on or before March 22, 2007 (paid), US$75,000 on or before March 22, 2008, US$100,000 on or before March 22, 2009 and each subsequent March 22 until March 22, 2015, and thereafter US$125,000 until the expiry of the lease (all of which are recoverable from production royalties).  The lessor is entitled to receive a net smelter returns production royalty on gold equal to 3.0% if the gold price is less than US$450/ounce and 4% if the gold price is US$450/ounce or higher, plus a net smelter returns royalty of 4% on all other mineral products other than gold.  1% of the royalty may be purchased for US$1 million and a further 1% for US$3 million.

The LMS property consists of 92 State of Alaska unpatented lode mining claims owned by Anglogold.

(i)

With respect to the LMS property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD$3 million by January 30, 2010, of which the Company has committed to incur minimum exploration expenditures of USD$1 million during the 2006 calendar year and of USD$750,000 during the 2007 calendar year.

Upon the Company having earned its 60% interest in the LMS property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD$4 million in exploration expenditures over a further two years.

(ii)

With respect to the Terra property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD$3 million by January 30, 2010, of which the Company has committed to incur minimum exploration expenditures of USD$500,000 during the 2006 calendar year and of USD$750,000 during the 2007 calendar year.  Upon the Company having earned its 60% interest in the Terra property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD$4 million in exploration expenditures over a further two years.  In either case, following the parties having earned their final respective interests, each party will be required to contribute its pro rata share of further exploration expenditures or be diluted.

A party that is diluted to 10% or less will have its interest converted to a 2% net smelter return royalty.

On November 5, 2007 the Company provided notice to AngloGold Ashanti (U.S.A.) Exploration Inc. (“AngloGold”) that it has incurred sufficient expenditures to vest its 60% ownership in the project.  AngloGold now has 90 days to decide whether or not to exercise its right to earn back an additional 20% interest in the project by incurring USD 4,000,000 in expenditures over the next two years.  Should AngloGold elect not to exercise its back-in right, each party will thereafter be responsible for contribution its share of ongoing joint venture expenditures.  If a party fails to provide its cost share of ongoing expenditures, its interest in the project will be diluted on a straight-line basis.  When a party’s interest is reduced to 10% or less, such interest will be automatically converted into a 2% net smelter return royalty.

(g)

Properties optioned from Redstar Gold Corp., Nevada

On March 15, 2007, the Company signed two binding letters of intent with Redstar Gold Corp. of Vancouver, B.C., pursuant to which the Company can earn up to a 70% interest in two gold projects, referred to as North Bullfrog and Painted Hills, located in Nevada.  The Company can earn an initial 60% interest in each project by making payments and exploration expenditures and has the option to earn an additional 10% interest (aggregate 70%) by funding all expenditures to take a project to feasibility.  There is no time limit by which a feasibility study is required to be delivered.

North Bullfrog: To earn its initial 60% interest, the Company must make total payments of USD$190,000 and incur total expenditures of USD$4,000,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD$20,000 on TSX Venture Exchange (“TSXV”)

acceptance (paid) plus exploration expenditures of USD$500,000.  The second payment of USD$30,000 is due by September 15, 2008.

Painted Hills: To earn its initial 60% interest, the Company must make total payments of USD$170,000 and incur total expenditures of USD$2,500,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD$20,000 on TSXV acceptance (paid) plus exploration expenditures of USD$250,000.  The second payment of USD$20,000 is due by September 15, 2008.

The Company is also required to issue an aggregate of 20,000 common shares to Redstar, as to 5,000 on each on September 15, 2008, March 15, 2009, March 15, 2010 and March 15, 2011, so long as the Company is earning into at least one of the North Bullfrog or Painted Hills projects.

(h)  Mayflower Property, Nevada

The Company has entered into a binding letter of intent to lease the Mayflower property, located to its North Bullfrog project in southwestern Nevada.  The Mayflower property, host to the former Mayflower Mine, consists of eleven patented mining claims, aggregating approximately 76 hectares. The binding letter provides for the following lease terms:

    Terms:  Initial term of 5 years, commencing December 1, 2007, with the option to extend the lease for an additional 5 years.  The lease will continue for so long thereafter as the property is in commercial production or, alternatively, for an additional three years if the Company makes advance minimum royalty payments of USD$100,000/year (which are recoupable against actual production royalties).

    Lease Payments: USD$5,000 and 25,000 common shares of the Company following TSXV acceptance of the transaction, and an additional 20,000 common shares on each of the first through fifth lease anniversaries.  If the Company elects to extend the lease for a second 5 year term, it will pay USD$10,000 and issue 50,000 common shares upon election being made, and an additional 50,000 common shares on each of the sixth through tenth anniversaries.

    Work Commitments:  USD$100,000 per year for the first three years, USD$200,000 per year for the years 4-6 and USD$300,000 for the years 7-10.  Excess expenditures in any year may be carried forward.  If the Company does not incur the required expenditures in year 1, the deficiency is required to be paid to the lessors.

    Retained Royalty: The Company will pay the lessors a net smelter returns royalty of 2% if the average gold price is USD$400 or less, 3% if the average gold price is between USD$401 and USD$500 and 4% if the average gold price is greater than US$500.

    Purchase Option:  The Company will have the right to purchase outright (together with the retained royalty) during the first 10 years for USD$10,000,000 and after that, the purchase price of USD$10,000,000 will be escalated annually based on the US annual Consumer Price Index increase for that year.

The Mayflower property, and associated acquisition costs, will be added to the Redstar Joint

Venture properties in which the Company has the right to earn a 70 % interest.

6.

SHARE CAPITAL

Authorized

500,000,000 common shares without par value.

Issued

	Number of shares	Contributed Surplus	Share Capital
Balance, May 31, 2005	9,012,183	$ -	$ 3,515,664
Shares issued for cash
Private placement	1,000,000	-	200,000
Balance, May 31, 2006	10,012,183	-	3,715,664
Private placement (brokered)	11,704,105	-	21,650,306
Private placement (non-brokered)	9,199,718	-	7,359,842
Agent’s commission	561,365	-	945,785
Agent’s compensation options	-	1,163,089	-
Shares issued for property acquisition	5,997,295	-	7,496,619
Exercise of warrants	420,751	-	515,070
Exercise of options	348,812	-	453,456
Stock based compensation	-	5,737,178	-
Reallocation from contributed surplus	-	(247,627)	247,627
Share issue costs	-	-	(3,033,041)
Balance, May 31, 2007	38,244,229	6,652,640	39,351,328
Exercise of warrants	1,674,792	-	1,180,168
Exercise of options	14,121	-	18,357
Stock based compensation	-	351,037	-
Reallocation from contributed surplus	-	(10,025)	10,025
Share issue costs	-	-	8,188
Balance, February 29, 2008	39,933,142	$ 6,993,652	$ 40,568,066

Share issuances

On October 21, 2005, the Company issued 1,000,000 units at $0.20 per unit, for total cash proceeds of $200,000.  Each unit consisted of one common share and one non-transferable share purchase warrant.  Each warrant is exercisable to acquire one common share at a price of $0.26 until October 21, 2007.

On August 4, 2006, the Company completed a brokered private placement consisting of 5,599,605 units at a price of $1.25 per unit for total proceeds of $6,999,506.  Each unit consisted of one common share and one-half of a transferable share purchase warrant.  Each whole warrant entitles the holder to purchase one additional common share at a price of $1.50 until August 4, 2008.

On August 4, 2006, the Company issued 349,123 commission units at a price of $1.25 per unit for total value of $436,404.  Each commission unit consisted of one common share and one-half of a sharepurchase warrant, each whole warrant entitling the agent to purchase one additional common share at a price of $1.50 until August 4, 2008.  In addition, the agent received 498,748 compensation options.  Each compensation option entitles the agent to purchase one additional common share at a price of $1.30 until August 4, 2008.  The fair value of these options, being $354,070, was charged to share issue costs.

On August 4, 2006, the Company completed a non brokered private placement consisting of 7,999,718 units at a price of $0.56 per unit for total proceeds of $4,479,842.  Each unit consisted of one common share and one-half share purchase warrant.  Each full warrant entitles the holder to purchase one additional common share at a price of $1.00 until August 4, 2008.  Also on August 4, 2006, the Company issued 5,997,295 common shares to Anglogold to acquire the Sale Properties (See Note 5 (d)) at a fair value of $1.25 per share.

On May 9, 2007, the Company completed a brokered private placement of 6,104,500 units at a price of $2.40 per unit for total gross proceeds of $14,650,800. Each unit consisted of one common share of the Company and one transferable common share purchase warrant. Each warrant entitles the holder to acquire one additional share until May 9, 2009 at an exercise price of $3.00. In addition, the agents received a commission of 7% of the gross proceeds of the Offering, payable in a combination of cash ($516,175) and 212,242 commission units. Each commission unit has the same attributes as a unit, except that the warrants are non-transferable. In addition, the Agents received 488,360 compensation options, each compensation option entitling the holder to purchase one share at a price of $2.70 until May 9, 2009. The fair value of these options, being $809,019, was charged to share issue costs.

On May 9, 2007, the Company completed a non-brokered private placement of 1,200,000 units at a price of $2.40 per unit to raise gross proceeds of $2,880,000.  Each unit consisted of one common share of the Company and one transferable common share purchase warrant. Each warrant entitles the holder to acquire one additional share until May 9, 2009 at an exercise price of $3.00.

Warrants

Warrant transactions are summarized as follows:

	Nine months ended February 29, 2008		Year ended May 31, 2007
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of period	15,070,208	$2.04	1,000,000	$0.26
Issued – non-brokered private placement	-	-	3,999,855	$1.00
Issued – brokered private placement	-	-	2,799,802	$1.50
Issued – agent commission	-	-	174,560	$1.50
Issued – non-brokered private placement	-	-	1,200,000	$3.00
Issued – brokered private placement	-	-	6,104,500	$3.00
Issued – agent commission	-	-	212,242	$3.00
Exercised	(1,674,793)	$0.70	(420,751)	$(1.22)
Warrants exercisable, end of period	13,395,415	$2.21	15,070,208	$2.04

Warrants outstanding are as follows:

	Nine months ended February 29, 2008		Year ended May 31, 2007
Expiry date	Number of Warrants	Exercise Price	Number of Warrants	Exercise Price

October 21, 2007	-	$0.26	950,000	$0.26
August 4, 2008	3,583,704	$1.00	3,891,743	$1.00
August 4, 2008	2,247,491	$1.50	2,656,020	$1.50
August 4, 2008 – commission warrants	47,478	$1.50	55,703	$1.50
May 9, 2009	7,304,500	$3.00	7,304,500	$3.00
May 9, 2009 – commission warrants	212,242	$3.00	212,242	$3.00
Warrants exercisable, end of period	13,395,415	$2.21	15,070,208	$2.04

Options and stock based compensation

The Company has adopted an incentive stock option plan (the “2006 Plan”).  The essential elements of the 2006 Plan provide that the aggregate number of common shares of the Company’s capital stock issuable pursuant to options granted under the 2006 Plan may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options.  Options granted under the 2006 Plan will have a maximum term of five years.  The exercise price of options granted under the 2006 Plan will not be less than the discounted market price of the common shares (defined as the last closing market price of the Company’s common shares immediately preceding the issuance of a news release announcing the granting of the options, less the maximum discount permitted under TSX Venture Exchange policies), or such other price as may be agreed to by the Company and accepted by the TSX

Venture Exchange.  Options granted under the 2006 Plan vest immediately, except for options granted to consultants conducting investor relation activities which will become vested with the right to exercise one-fourth of the option upon the conclusion of each three month period subsequent to the date of the grant of the option, unless otherwise determined by the directors at the date of grant.

Pursuant to the Company’s brokered private placement completed on August 4, 2006, the Company granted the agent 498,748 compensation options on July 6, 2006.  Each compensation option entitles the agent to purchase one additional common share at a price of $1.30 until August 4, 2008.

Pursuant to its 2006 Incentive Stock Option Plan, on January 26, 2007 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 2,830,000 common shares. The options are exercisable on or before January 26, 2009 at a price of $2.70 per share.

Pursuant to the Company’s brokered private placement completed on May 9, 2007, the agent received 488,360 compensation options.  Each compensation option entitles the agent to purchase one additional common share at a price of $2.70 until May 9, 2009.

Pursuant to its 2006 Incentive Stock Option Plan, on May 23, 2007 the Company granted incentive  stock options to directors, officers, employees and consultants of the Company to purchase 845,000 common shares in the capital stock of the Company.  The options are exercisable on or before May 23, 2009 at a price of $2.95 per share.

Pursuant to its 2006 Incentive Stock Option Plan, on January 16, 2008 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 190,000 common shares in the capital stock of the Company.  The options are exercisable on or before January 16, 2010 at a price of $1.52 per share.

A summary of the status of the stock option plan as of February 29, 2008, and changes during the period is presented below:

	Nine months ended February 29, 2008		Year ended May 31, 2007
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, opening:	4,313,296	$2.70	-	$ -
Granted: agent’s compensation options	-	$ -	498,748	$1.30
Granted	190,000	$1.52	2,830,000	$2.70
Granted: agent’s compensation options	-	$ -	488,360	$2.70
Granted	-	$ -	845,000	$2.95
Exercised	(14,121)	$1.30	(348,812)	$1.30
Options outstanding, ending:	4,489,175	$2.65	4,313,296	$2.70

Stock options outstanding are as follows:

	Nine months ended February 29, 2008			Year ended May 31, 2007
Expiry Date	Exercise Price	Number of Shares	Exercisable at Period End	Exercise Price	Number of Shares	Exercisable at Year End

August 4, 2008	$1.30	135,815	135,815	$1.30	149,936	149,936
January 26, 2009	$2.70	2,830,000	2,830,000	$2.70	2,830,000	2,717,500
May 9, 2009	$2.70	488,360	488,360	$2.70	488,360	488,360
May 23, 2009	$2.95	845,000	845,000	$2.95	845,000	845,000
January 16, 2010	$1.52	190,000	190,000		-	-
		4,489,175	4,489,175		4,313,296	4,200,796

The Company uses the fair value method for determining stock-based compensation expense for all options granted during the fiscal periods.  The fair value was determined using the Black-Scholes option pricing model based on the following assumptions:

	January 16, 2008 grant	May 23, 2007 grant	May 9, 2007 grant	January 26, 2007 grant	July 6, 2006 grant

Expected life (years)	2	2	2	2	2
Interest rate	3.28%	4.42%	4.22%	4.13%	4.33%
Volatility (average)	116.19%	110.59%	110.61%	110.56%	108.65%
Dividend yield	0%	0%	0%	0.0%	0.0%
Exercise price	$1.52	$2.95	$2.70	$2.70	$1.30
Stock price at grant date	$1.52	$2.95	$2.80	$2.70	$1.25

Stock-based compensation charges of $351,037 (2007 - $4,250,261), were allocated as follows:

February 29, 2008	Before allocation	Stock-based compensation	After Allocation

Consulting	$ 188,691	$ 54,903	$ 243,594
Investor relations	301,799	186,328	$ 488,127
Salaries and wages	$ 779,361	109,806	$ 889,167
		$ 351,037

February 28, 2007	Before allocation	Stock-based compensation	After Allocation

Consulting	$ 61,491	$ 2,189,111	$ 2,250,602
Administration	35,500	62,996	98,496
Investor relations	139,832	501,999	641,831
Salaries and wages	$ 316,310	1,496,155	$ 1,812,465
		$ 4,250,261

In addition, $Nil (2007 - $354,070) of stock-based compensation was allocated to share issue costs.

7.

INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follow for the nine months ended February 29:

	2008	2007

Loss before income taxes	$ (2,047,183)	$ (6,449,337)
Statutory Canadian corporate tax rate	33.85%	34.10%

Income tax recovery at statutory rates	$ (692,971)	$ (2,199,224)
Unrecognized items for tax purposes	114,578	1,449,339
Difference in tax rates in other jurisdictions	397,663	-
Share issue costs	-	(319,208)
Change in valuation allowance	180,730	1,069,093
	$ -	$ -

7.

INCOME TAXES (cont’d)

The significant components of the Company’s future income tax assets are as follows:

	Nine months ended February 29, 2008	Year ended May 31, 2007 (audited)
Future income tax assets
Mineral properties	$ 896,478	$ 874,149
Equipment	3,132	1,558
Share issue costs	639,365	752,194
Cumulative eligible capital	107	107
Non-capital losses available for future periods	582,591	373,300

	2,121,673	2,001,308

Valuation allowance	(2,121,673)	(2,001,308)
	$ -	$ -

At February 29, 2008 the Company has available non-capital tax losses for Canadian income tax purposes of approximately $1,900,000 available for carry-forward to reduce future years’ taxable income, if not utilized, expiring as follows:

2025	$ 81,776
2026	91,537
2027	1,030,880
2028	675,134
$ 1,879,327

In addition, the Company has available mineral resource related expenditure pools for Canadian income tax purposes totalling approximately $2,600,000 which may be deducted against future taxable income in Canada on a discretionary basis.  The Company also has available mineral resource expenses that are related to the Company’s exploration activities in the United States of approximately $21,600,000, which may be deductible for US tax purposes. Future tax benefits, which may arise as a result of applying these deductions to taxable income, have not been recognized in these accounts due to the uncertainty of future taxable income.

8.

RELATED PARTY TRANSACTIONS

During the nine month period the Company paid $428,408 (February 28, 2007 - $307,648) in consulting, rent, management fees and salaries to officers, directors and companies controlled by directors of the Company, $44,220 (February 28, 2007 - $16,740) in rent and management fees to a company with common officers and directors. These figures do not include stock-based compensation (see Note 6).

At February 29, 2008, included in accounts payable and accrued liabilities was $Nil (May 31, 2007 - $2,088) in expenses owing to the directors and officer of the Company.

These amounts were unsecured, non-interest bearing and had no fixed terms of repayment. Accordingly, fair value could not be readily determined.

These transactions with related parties have been valued in these financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

9.

GEOGRAPHIC SEGMENTED INFORMATION

	Canada	United States	Total

February 29, 2008
Mineral properties	$ 1	$ 20,921,987	$20,921,988
Equipment	$ 1,267	$ 102,893	$ 104,160

May 31, 2007
Mineral properties	$ 1	$ 13,387,112	$ 13,387,113
Equipment	$ -	$ 115,920	$ 115,920

	February 29, 2008	February 28, 2007
Net loss for the period- Canada	$ (662,478)	$ (5,531,813)
Net loss for the period- United States	(1,384,705)	(917,524)
Net loss for the nine month period	$ (2,047,183)	$ (6,449,337)

10.

FINANCIAL INSTRUMENTS

The Company has accounts payable totalling US$302,351 as at February 29, 2008 (May 31, 2007 - $762,042), which has been translated to Canadian dollars at a rate of 0.9844 CDN dollars to 1.00 US dollar.

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”)

These consolidated financial statements are prepared in accordance with GAAP in Canada, which differs in certain respects from GAAP in the United States.  The material differences between Canadian and United States GAAP, in respect of these financial statements, are as follows:

a)

Mineral property exploration and development

Under United States GAAP, all mineral exploration and development property expenditures are expensed in the year incurred in an exploration stage company until there is substantial evidence that a commercial body of minerals has been located.  Canadian GAAP allows mineral exploration and development property expenditures to be deferred during this process.  The effect on the Company’s financial statements is summarized below:

Consolidated statements of operations and deficit (nine months)	February 29, 2008	February 28, 2007

Loss for the period under
Canadian GAAP	$ (2,047,183)	$ (6,449,337)
Write-off of exploration expenses	-	1,157,272
Mineral property expenditures, net	(7,421,580)	(3,641,466)

United States GAAP	$ (9,468,763)	$ (8,933,531)

Loss per share – US GAAP	$ (0.24)	$ (0.35)

Consolidated balance sheets	February 29, 2008	May 31, 2007

Mineral Properties
Canadian GAAP	$ 20,921,988	$ 13,387,113
Mineral property expenditures (cumulative)	(13,499,648)	(6,078,068)

United States GAAP	$ 7,422,340	$ 7,309,045

Deficit
Canadian GAAP	$ (13,381,734)	$ (11,334,551)
Mineral property expenditures (cumulative)	(13,499,648)	(6,078,068)

United States GAAP	$ (26,881,381)	$ (17,412,619)

Consolidated statements of cash flows (nine months)	February 29, 2008	February 28, 2007

Operating activities
Cash provided by (used) per Canadian GAAP	$ (1,680,871)	$ (1,133,769)
Effect of the write-off of exploration expenditures	(7,421,580)	(3,641,466)

Cash generated (used) per United States GAAP	$ (9,102,450)	$ (4,775,235)

Investing activities
Cash provided by (used) per Canadian GAAP	$ (8,083,381)	$ (3,894,137)
Effect of the write-off of exploration expenditures	7,421,580	3,641,466

Cash generated (used) per United States GAAP	$ (661,801)	$ (252,671)

b)

Marketable securities

Under United States GAAP, the Company would classify the marketable securities as “Securities available for resale”.  The carrying value on the balance sheet at February 29, 2008 would be $Nil (May 31, 2007 – $10,000) and the unrealized gain (loss) of $Nil (2007 - $Nil) would be posted to shareholder’s equity as part of other comprehensive income.

c)

Stock based compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, and records compensation cost for stock-based employee compensation plans at fair value.  Accordingly, compensation cost for stock options granted is measured as the fair value at the date of grant, and there is no difference in these financial statements.

d)

Loss per share

Under both Canadian and United States GAAP basic loss per share is calculated using the weighted average number of common shares outstanding during the year.

Under United States GAAP, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States GAAP for the nine month periods ended February 29, 2008 and 2007 was 38,944,378 and 25,326,352 respectively.

e)

Income taxes

Under United States GAAP, the Company would have initially recorded an income tax asset for the benefit of the resource deduction pools.  This asset would have been reduced to $Nil by a valuation allowance.  The result is no difference in net income reported between Canadian and United States GAAP.

12.

SUBSEQUENT EVENTS

Subsequent to February 29, 2008, the following events occurred:

a)   The Company has executed an agreement with respect to the exploration and option to lease of key exploration ground adjoining the Company’s BMP claim block from Cook Inlet Region, Inc. (CIRI), an Alaska Native Corporation.

ITH and CIRI have signed an exploration agreement with an option to lease, covering a 6,200 hectare area located immediately adjacent to the eastern side of the Company’s existing BMP claim block. The general terms of the agreement are as follows:

Exploration Agreement (2 year initial term with automatic 3 year renewal)

• Payments: Annual rental payment of US$20,000 per year for the first 2 years, increasing to US$40,000 for years 3 through 5. At the end of year 2, the Company will be required to reduce the lands subject to the agreement by 50% unless otherwise justifiable geologically, in which case a bonus of US$ 5.00 per acre is payable upon the renewal for all lands retained in excess of 3,100 hectares.

• Work Commitments: US$275,000 in year 1 escalating to US$ 500,000 in year 5.

• Lease Option: Upon having expended a minimum of US$800,000, drilled 2,500 feet of core drilling and produced a positive pre-feasibility study over an area within the CIRI lands that contains mineralization and may be capable of development into a mine, the Company may elect to enter into a mining lease over the ground that is the subject to the positive pre-feasibility study.

Mining Lease (15 year initial term, and so long thereafter as commercial production continues)

• Advance Minimum Royalty: Payments of US$150,000 in years 1-3, US$200,000 in years 4-5 and US$400,000 for year 6 and beyond (unless a feasibility study has been completed). AMR payments are 50% deductible from royalty payments.

• Sliding Scale Royalty: An NSR Royalty of between 1 and 2.5% before payback and between 3 and 5% (depending upon the gold price) after payback is payable in respect of precious metals, and an NSR Royalty of 1% before payback and 3% after payback is payable in respect of base metals. In both cases, CIRI will have the option to replace the NSR Royalty with a Net Profits Interest Royalty (10% before payback and 20% after).

• CIRI Participation Option: Upon a production decision being made, CIRI will have the right to acquire up to a 15% working interest in the leased area by contributing 2 times its pro rata share of the cumulative project expenditures by the Company (other than AMR payments) to the date of the exercise of CIRI’s participation option. The Company will also make annual donations of USD 10,000 to The CIRI Foundation or other scholarship fund designated by CIRI during the continuance of the exploration

b)  The Company agreed to sell its interest in the South Estelle Project, Alaska to Millrock Resources Inc., a public company listed on the TSX Venture Exchange (TSXV: MRO).  The Company holds an option to earn up to an 80% interest in the South Estelle project from the Hidefield Gold plc and Mines Trust Limited.

Under the terms of the purchase and sale agreement dated as of April 2, 2008 with Millrock (“Sale Agreement”), Talon Gold Alaska, Inc., the Company’s wholly owned Alaskan subsidiary (“Talon”), will sell all of its interest in the South Estelle project to Millrock in consideration of the issuance of 650,000 common shares of Millrock to Talon, and the grant by Millrock to Talon of a 1% net smelter return royalty on Millrock’s interest in the property.  Millrock will assume all of the obligations of Talon under the May 29, 2007 option agreement with Hidefield/Mines Trust, and will indemnify Talon in respect of any liabilities thereunder arising after the closing date.  The Sale Agreement is subject to the acceptance for filing by the TSX Venture Exchange on behalf of Millrock.  Closing is anticipated within 5 days after such acceptance is received by Millrock, and is subject to the usual closing conditions for a transaction of this nature.

13.

COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform with the consolidated financial statement presentation adopted in the current period.